Exhibit 99.1

Saia Announces Upcoming Retirement of CFO Douglas Col

JOHNS CREEK, GA – April 26, 2024– Saia, Inc. (Nasdaq: SAIA), a leading transportation provider offering national less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today announced that Douglas Col, Executive Vice President and Chief Financial Officer, plans to retire after 10 years at the Company, including the last four years as Chief Financial Officer.

“Doug and I both joined Saia in 2014 and we have worked closely together since day one,” said Frederick Holzgrefe, Saia’s President and Chief Executive Officer. “Doug’s diverse background in the transportation space and the perspective he has brought to our organization have been integral in shaping Saia’s emergence as a leading company in the less-than-truckload industry.”

Saia’s Chairman of the Board, Richard O’Dell added, “Doug has been instrumental in leading us through a tremendous period of growth and success at Saia and on behalf of the Saia Board of Directors, I wish Doug much success and prosperity as he moves into the next phase. We also sincerely appreciate Doug’s support through the transition to his successor.”

“It has been an honor and privilege to be part of the Saia team,” stated Douglas Col. “It has been a blessing to be witness to the progress made in our organization over the past 10 years and to work alongside so many talented people. The investments made over the past decade in people, real estate, equipment and technology support a clear strategy, and I look forward to seeing many years of success ahead for Saia, from the sideline!”

Mr. Col will remain as Executive Vice President and Chief Financial Officer until the Company announces a successor, and he has committed to stay on as an advisor through year-end to ensure a smooth transition.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 198 terminals with service across 46 states. For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

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CONTACT: Saia, Inc.

Attn: Investor Relations

11465 Johns Creek Parkway, Suite 400

Johns Creek, GA 30097

678-542-3910

Investors@saia.com